Exhibit 5.1

December 24, 2009

KAR Auction Services, Inc.

13085 Hamilton Crossing Boulevard

Carmel, IN 46032

Re:     KAR Auction Services, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to KAR Auction Services, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the filing today of a registration statement on Form S-8 of the Company (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the registration by the Company of 16,702,008 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), comprising 2,110,816 shares to be issued pursuant to the KAR Auction Services, Inc. Conversion Option Plan, 7,098,509 shares to be issued pursuant to the KAR Auction Services, Inc. Stock Incentive Plan, 6,492,683 shares to be issued pursuant to the KAR Auction Services, Inc. 2009 Omnibus Stock and Incentive Plan and 1,000,000 shares to be issued pursuant to the KAR Auction Services, Inc. Employee Stock Purchase Plan (collectively, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following: (i) the Plans; (ii) the Registration Statement in the form to be filed with the Commission under the Act; (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (iv) the Amended and Restated By-Laws of the Company, as amended to date and currently in effect; (v) certain resolutions of the Board of Directors of the Company (the “Board”) relating to the Plans, the filing of the Registration Statement and certain related matters; (vi) a specimen certificate representing the Common Stock and (vii) the forms of award or enrollment agreements under the Plans (the “Award Agreement”). We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

For purposes of the opinion set forth below, we have assumed that:

(a)	all Plan Shares will be issued in accordance with the Award Agreements in the forms examined by us, and such Award Agreements to be entered into are consistent with the Plans and are duly authorized, validly executed and delivered by the parties thereto;

(b)	with respect to awards to be granted under the KAR Auction Services, Inc. 2009 Omnibus Stock and Incentive Plan, a duly authorized committee of the Board will take all necessary corporate action, including under the terms of such Plan, to authorize and approve the issuance of Plan Shares under such Plan;

(c)	the consideration received by the Company for each Plan Share delivered pursuant to the Plans shall not be less than the par value of the Common Stock; and

(d)	the registrar and transfer agent for the Common Stock will duly register such issuance and countersign the stock certificates evidencing such Plan Shares and such stock certificates will conform to the specimen certificates examined by us.

Members of our firm are admitted to the bar in the State of New York and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate laws (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinion herein stated.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when issued, delivered and paid for in accordance with the terms of the Plans and any applicable Award Agreement, the Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP